Exhibit 10.25

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement") dated as of December 5, 2003 (the "Effective Date"), between Enzon Pharmaceuticals, Inc. (the "Company"), a Delaware corporation with offices in Bridgewater, New Jersey, and Ulrich Grau, Ph.D. (the "Executive"), a resident of New York, New York.

      WHEREAS, the Company is a biopharmaceutical company engaged in developing advanced therapeutics for life threatening diseases; and

      WHEREAS, Executive has extensive experience as an executive of pharmaceutical companies, and has been employed by the Company since March, 2002 as it's Chief Scientific Officer pursuant to an employment agreement dated as of March 15, 2002 ("2002 Employment Agreement") (March 15, 2002 is referred to herein as the "Commencement Date") and an employment agreement dated as of December 5, 2003 ("2003 Employment Agreement");

      WHEREAS, the Company wishes the Executive to continue to render services for the Company, on the terms and conditions set forth in this Agreement, and the Executive wishes to continue to be employed by the Company on such terms and conditions;

      NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Employment; Effective Date of Agreement. The Company agrees to continue to employ the Executive, and the Executive accepts such continued employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement. The provisions of this Agreement are effective as of the Effective Date. This Agreement supercedes any prior understandings, agreements, or representations, written or oral, relating to the subject matter hereof, including, but not limited to, the 2002 Employment Agreement and the 2003 Employment Agreement, which are hereby terminated.

      2. Term. Unless terminated at an earlier date in accordance with Section 9 hereof, the term of the Executive's employment pursuant to this Agreement shall be from the Effective Date and shall extend through March 31, 2005, subject to automatic renewal for an additional twenty-four (24) months, unless either party hereto receives written notice from the other party no later than January 31, 2005 (a "notice of non-renewal") that such other party does not wish for the term hereof to continue beyond March 31, 2005, in which event the term hereof shall end on March 31, 2005 (the period during which the Executive is employed by the Company pursuant to this Section 2 being the "Term").

      3. Position and Duties.

      (a) Service with Company. During the term of the Executive's employment, the Executive agrees to perform such employment duties for the Company in an executive and managerial capacity commensurate with the position of Executive Vice President and Chief Scientific Officer of the Company. As Executive Vice President and Chief Scientific Officer, Executive shall have the authority and duty generally to supervise and direct the research and development activities of the Company, subject to the control and direction of the Chief Executive Officer of the Company, the Board of Directors of the Company (the "Board"), or any duly authorized Committee of the Board

      (b) Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. Executive will not render or perform services for any other corporation, firm, entity


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or person which are inconsistent with the provisions of this Agreement. While he remains employed by the Company, the Executive may participate in reasonable charitable activities and personal investment activities so long as such activities do not conflict or interfere with the performance of his obligations under this Agreement.

      (c) Executive Representations and Warranties. Executive represents and warrants to the Company that his entering into and performing this Agreement will not constitute a breach of any employment, consulting, non-competition or other agreement to which he is a party or any other obligation of Executive. Executive represents and warrants to the Company that he has not been debarred under the Generic Drug Enforcement Act of 1992 (Sections 306-308 of the Federal Food, Drug and Cosmetic Act) nor has Executive received notice of action or threat of action of debarment. Executive shall comply with the Company's Substance Abuse Policy during the term of this Agreement.

      Compensation.

      (a) Base Salary. As compensation in full for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive, less applicable deductions and withholdings, a ratable base salary (the "Base Salary") of Four Hundred Twenty-Five Thousand Dollars ($425,000) per year, which Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies for its senior management. The compensation payable to Executive during each year after the first year of the Executive's employment shall be established by the Board or the Compensation Committee thereof following an annual performance review by the Board, but in no event shall the Base Salary for any successive year of the Term be less than the Base Salary in effect during the previous year of the Term.

      (b) Annual Bonus. Executive shall be entitled to participate in the Company's bonus plan for management and any successor bonus plan covering management with respect to each fiscal year of the Company ending during the Term (the "Bonus Plan"). Under the Bonus Plan, the Executive shall be eligible to receive a performance-based cash bonus for each fiscal year ending during the Term in an amount, and based on individual and/or corporate objectives, targets and factors (and evaluation as to the extent of achievement thereof), to be established and determined by the Board in its discretion following consultation between the Chief Executive Officer and Executive prior to, or within sixty (60) days after the commencement of, each fiscal year. Under the Bonus Plan for the Executive, (i) the minimum cash bonus shall be zero (0), (ii) the target cash bonus shall equal 50% of the Base Salary (the "Target Bonus"), and (iii) the maximum cash bonus shall equal 82.5% of Base Salary.

      (c) Participation in Benefit Plans. While he is employed by the Company, Executive shall also be eligible to participate in any employee benefit plans or programs which may be offered by the Company to the extent that Executive meets the requirements for each individual plan and in all other plans in which Company executives participate. Notwithstanding the foregoing and subject to Section 10(h), the Company and Executive acknowledge and agree that, although the Company intends to adopt a severance plan or plans for senior executives in the near future, it is not intended that Executive participate in such severance plan(s), it being understood that severance benefits payable to Executive will be governed solely by this Agreement. Further, it is understood that the Company may enter into individual contractual arrangements with other executives for benefits, and that nothing herein shall require the Company to provide the same benefits or level of benefits to Employee. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

      (d) Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's


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normal policies for expense verification. The Company will also bear the cost of a corporate country club membership for use by Executive during the Term.

      (e) Stock Options Granted in 2002 at Commencement of Employment with the Company. Pursuant to Section 4(e) of the 2002 Employment Agreement, Executive was granted options to purchase an aggregate of 150,000 shares of Common Stock of the Company, subject to the terms of the Company's Non-Qualified Stock Option Plan, as amended (the "Option Plan"), and the Notices of Option Grant attached to the 2002 Employment Agreement as Exhibits A-1 and A-2 (copies of which are also attached hereto as Exhibits A-1 and A-2). Such options are referred to herein as "Initial Options". Except as otherwise provided herein, the Option Plan shall govern the terms of the Initial Options. Executive acknowledges that he has received and reviewed a copy of the Option Plan. The Initial Options vest and become exercisable (a) as to 100,000 of such Initial Options, at the rate of 20,000 shares per year, commencing on the first anniversary of the Commencement Date, provided that any unvested portion of such 100,000 Initial Options shall immediately vest and become exercisable when the last reported sale price of a share of the Common Stock is at least one hundred dollars ($100.00) as reported on the Nasdaq Stock Market for at least twenty (20) consecutive trading days, and (b) as to 50,000 of such Initial Options, on the fifth anniversary of the Commencement Date as defined in the 2002 Employment Agreement, provided such 50,000 Initial Options shall immediately vest and become exercisable on the date on which the audited financial statements of the Company for a fiscal year are issued, which report net annual revenues of not less than Fifty Million Dollars ($50,000,000) from the commercial sale of product(s) used for organ rejection or autoimmune diseases ("Organ Rejection and Autoimmune Products"), provided in the case of each of clause
            (a) and (b) of this paragraph that, except as provided in Section 10 hereof, Executive is then employed by the Company on a full-time basis as its Executive Vice President and Chief Scientific Officer. For purposes of this Section "net annual revenues" shall mean the Company's revenues for a fiscal year of the Company derived from "net sales" of Organ Rejection and Autoimmune Products by the Company as well as royalties paid to the Company during such fiscal year by any licensee(s) from the sale of Organ Rejection and Autoimmune Products. "Net sales" shall mean the proceeds actually received by the Company from its sale of Organ Rejection and Autoimmune Products to independent, third party customers in bona fide, arm's-length transactions less (1) actual allowances for returns, damages or otherwise, and discounts, rebates and allowances to customers, including cash, credit or free goods allowances; and
            (2) freight or other transportation charges, including insurance, actually allowed or paid on account of the delivery of Organ Rejection and Autoimmune Products to purchasers thereof; and (3) taxes (except income taxes) or duties paid, absorbed or otherwise imposed on the sale, including, without limitation, value added taxes. The price of the Common Stock that triggers accelerated vesting of such options shall be adjusted for stock splits, stock dividends and other similar recapitalization events. Except as otherwise provided in Section 10 hereof, once such options become exercisable they shall remain exercisable until 5:00 p.m. New York City time on the tenth (10th) anniversary of the Commencement Date.

      (f) Issuance of Additional Options. At the discretion of the Board of Directors (or its applicable committee), Executive shall be entitled to receive further grants of stock options, subject to the terms of the Option Plan or the Company's 2001 Incentive Stock Plan ("2001 Incentive Stock Plan") or such other equity compensation plans that may be adopted by the Company from time to time. Nothing contained herein shall be deemed to guarantee Executive any additional grants of options, restricted stock, other equity awards or securities of the Company.

      (g) Restricted Stock. Upon execution of this Agreement, Executive shall be granted Forty Thousand (40,000) shares of restricted stock, subject to the terms of the Restricted Stock Award Agreement attached hereto as Exhibit B and the 2001 Incentive Stock Plan. Executive acknowledges that he has received and reviewed a copy of the 2001 Incentive Stock Plan. At the discretion of the Board of Directors (or its applicable committee), Executive shall be entitled to receive additional grants of restricted stock, subject to the terms of the 2001 Incentive Stock Plan or such other equity


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            compensation plans that may be adopted by the Company from time to time. Nothing contained herein shall be deemed to guarantee Executive any additional grants of options, restricted stock, other equity awards or securities of the Company.

      (h) Vacation. Executive shall be entitled to vacations in accordance with the compensated time off policy of the Company with respect to its senior management, in effect from time to time.

5. Noncompetition and Confidentiality Covenant.

(a)   Noncompetition. The "Noncompete Period" shall be:

      (i)   the Term of this Agreement, and

      (ii) (A) with respect to any activity covered by clause (y) or (z) below, the one (1) year period immediately following termination of Executive's employment with the Company and (B) with respect to any activity covered by clause (x) below, the two (2) year period immediately following termination of Executive's employment with the Company (whether any such termination covered by clause (A) or (B) is with or without Cause or with or without Good Reason, or whether such termination is occasioned by the Employee or the Company, or whether such termination occurs as a result of the expiration or nonrenewal of the Term).

      In consideration for the compensation payable to Executive pursuant to this Agreement, including without limitation the restricted stock granted to Executive hereunder, during the Noncompete Period, Executive will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become, or be interested in or associated with any other person, corporation, firm, partnership or entity, engaged to a significant degree in (x) developing, manufacturing, marketing or selling enzymes, protein-based biopharmaceuticals or other pharmaceuticals that are modified using polyethylene glycol ("PEG"), (y) developing, manufacturing, marketing or selling single-chain antigen-binding proteins or (z) any activity which is in competition with or resembles any proprietary technology, process, or product in which the Company is engaged or with Executive's participation has been actively planning to be engaged from time to time during the term of this Agreement. For purposes of the preceding sentence, to determine whether any entity is engaged in such activities to a "significant degree", comparison will be made to the Company's operations at that time. In other words, an entity will be deemed to be engaged in an activity to a significant degree if the number of employees and/or amount of funds devoted by such entity to such activity would be material to the Company's operations at that time. The provisions contained in this Section 5(a) shall survive the termination of Executive's employment pursuant to Section 9 hereof or otherwise. In the event Executive breaches any of the covenants set forth in this Section 5(a), the running of the period of restriction set forth herein shall be tolled for the period during which the breach exists and recommence upon Executive's compliance with the terms of this Section 5(a).

(b)   Confidentiality.

      (i) Executive acknowledges that, by reason of his employment by the Company, he will have access to confidential information of the Company, including, but not limited to, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, customer and vendor lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, suppliers and others who have business dealings with them ("Confidential Information"). The Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, he/she will not disclose any Confidential Information to any person or entity, nor use the Confidential Information for any purpose, except as his duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Employee in breach of this Agreement or any other party in violation of an existing confidentiality


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agreement with the Company or which is required to be disclosed by court order or applicable law.

      (ii) All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by Executive for or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all formulae, correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company (and all copies thereof) that are collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

      (c) Proprietary Information. Executive is hereby prohibited from ever using any of the Company's proprietary information or trade secrets to conduct any business, except for the Company's business while Executive is employed by the Company.

      (d)   Survival of Covenants. The provisions contained in Section 5(b) and
            (c) shall survive the termination of Executive's employment pursuant to Section 9 hereof or otherwise.

      (e) Nonsolicitation of Employees. During the Noncompete Period (utilizing the period of time reflected in Sections 5(a)(i) and 5(a)(ii)(B) hereof), Executive shall not, directly or indirectly, personally or through others, encourage to leave employment with the Company, employ or solicit for employment, or advise or recommend to any other person, firm, business, or entity that they employ or solicit for employment, any employee of the Company or of any parent, subsidiary, or affiliate of the Company. The provisions of this Section 5(e) shall survive the termination of Executive's employment.

6. Ventures. If, during the term of his employment, the Executive is engaged in or associated with the planning or implementing of any project, program, venture or relationship involving the Company and a third party or parties, all rights in such project, program, venture or relationship shall belong to the Company. Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program, venture or relationship or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement and the consideration payable by the Company to Vivo Healthcare under a purchase agreement between the Company and Vivo Healthcare relating to the Company's acquisition of an immunology product under development for organ rejection and autoimmune diseases, from Vivo Healthcare.

7. Acknowledgment. Executive agrees that the covenants and agreements contained in Section 5 hereof are the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Company's interests, properties and business; that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability or breach of any such covenants or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions and any other rights or remedies it may have, at law or in equity, to end or prevent a breach or contemplated breach by Executive of any such covenants or agreements.

      (a) Geographic Extent of Executive's Obligations Concerning Section 5. Given the nature of the Company's business, the restrictions contained in Section 5 cannot be limited to any particular geographic region. Therefore, the obligations of Executive under
            Section 5 shall apply to any geographic area in which the Company
            (i) has engaged in business during the Term through its investment or trading activities or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or vendor relations.

      (b) Limitation of Covenant. Ownership by Executive, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly


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            traded on Nasdaq shall not constitute a breach of Section 5.

      (c) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, Section 5 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

      (d) Disclosure. Executive shall disclose to any prospective employer, prior to accepting or continuing employment, the existence of
            Section 5 of this Agreement and shall provide such prospective employer with a copy of Section 5 of this Agreement. The obligation imposed by this subsection 7(d) shall terminate two years after the end of the Term.

8. Intellectual Property and Related Matters.

      (a) Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every product, invention, discovery, practice, process or method, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term, or six months thereafter, whether or not during regular working hours, relating either directly or indirectly to, or useful in, any aspect of the business, products, practices or techniques of the Company ("Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of the Developments. At the request of the Company, Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one year after the Term.

      (b) Limitation on Section 8(a). The provisions of Section 8(a) shall not apply to any Development, for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

      (c) Assistance of Executive. Upon request by the Company and without further compensation therefor, but at no expense to Executive, Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in enforcing the Company's intellectual property and trade secret rights, and for perfecting, affirming and recording the Company's complete ownership and title thereto.

      (d) Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon the earlier of its request or the conclusion of his employment, Executive will promptly surrender same to it.


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      (e) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

      (f) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

      (g) Survival. The obligations imposed by this Section 8 on Executive shall survive termination of this Agreement pursuant to Section 9 or otherwise.

9. Termination of Employment.

      (a) Grounds for Termination. Executive's employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event that at any time:

            (i)   Executive dies,

            (ii) Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation,

            (iii) The Board elects to terminate Executive's employment for
                  "Cause" and notifies Executive in writing of such election, or

            (iv) The Board elects to terminate Executive's employment without "Cause" and notifies Executive in writing of such election.

      If Executive's employment is terminated pursuant to clause (i), (ii) or
(iii) of this Section 9(a), such termination shall be effective immediately. If Executive's employment is terminated pursuant to subsection (iv) of this Section 9(a), such termination shall be effective 30 days after delivery of the notice of termination; provided, however, that the Company may elect to make such termination effective immediately, in which case Executive's employment shall terminate immediately upon delivery of the notice of termination, but the Company shall continue to pay him his salary during such 30-day period and the last day of such 30-day period shall be deemed to be the date of termination of his employment for purposes of any pro rata calculations and determination of post-termination periods under this agreement.

      (b) "Cause" Defined. "Cause" shall mean (i) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company, (ii) Executive's refusal to attempt to perform his obligations to the Company hereunder (other than any such failure resulting from illness or incapacity), which refusal is demonstrably and materially injurious to the Company, (iii) Executive's breach of his obligations under this Agreement, which breach is demonstrably and materially injurious to the Company, or (iv) the failure of Executive to maintain his immigration status with the U.S. Immigration and Naturalization Service or the Executive's failure to maintain valid employment authorization to provide services to the Company. For purposes of this Section 9(b), no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action of omission was in the best interest of the Company. Notwithstanding the foregoing, with respect to the definitions of Cause set forth in


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clauses (i), (ii) and (iii) above, Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including Executive if he shall then serve as a director) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail.

      (c) Termination by Executive for Good Reason. Executive's employment pursuant to this Agreement may terminate prior to the expiration of the Term in the event Executive has a "Good Reason" to terminate his employment, which shall mean the following:

            (i) Any material adverse change in Executive's status or position as an officer of the Company, including, without limitation, any material adverse change in Executive's status or position as a result of a diminution in Executive's duties, responsibilities or authority as of the Effective Date (or any status or position to which Executive may be promoted after the Effective Date) or the assignment to Executive of any duties or responsibilities which are inconsistent with Executive's status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to such position; provided, however, that none of the foregoing shall be deemed to have occurred as long as Executive remains the Company's most senior research and development executive; or

            (ii) The material breach by the Company of its obligations under this Agreement; or

            (iii) A reduction in Executive's annual Base Salary as the same may be increased from time to time; or

            (iv) The relocation of the Company's principal executive offices to a location more than thirty-five (35) miles from the location of such offices (other than a relocation that results in the location of the offices in closer proximity to New York City) or the Company requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel substantially consistent with Executive's business obligations.

      Prior to the Executive being permitted to terminate his employment for Good Reason, the Company shall have sixty (60) days to cure any such alleged breach, assignment, reduction or requirement, after Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

      (d) "Change of Control" Defined. "Change of Control" means the following:

            (i) "Board Change" which, for purposes of this Agreement, shall have occurred if, over any twenty-four month period, a majority of the seats (other than vacant seats) on the Company's Board were to be occupied by individuals who were neither (A) nominated by at least one-half (1/2) of the directors then in office (but excluding, for purposes of determining directors then in office, any director whose initial assumption of office occurs as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined herein) other than the Company or its board of directors); nor (B) appointed by directors so nominated, or

            (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, or (B) any acquisition by any employee benefit plan (or related trust)


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

      sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any public offering or private placement by the Company of its voting securities; or

            (iii) a consolidation of the Company with another entity, or a merger of the Company with another entity in which neither the Company nor a corporation that, prior to the merger, was a subsidiary of the Company shall be the surviving entity; or

            (iv) a merger of the Company following which either the Company or a corporation that, prior to the merger, was a subsidiary of the Company, shall be the surviving entity and a majority of the Outstanding Company Voting Securities is owned by a Person or Persons who were not "beneficial owners," as defined in Rule 13d-3 of the Exchange Act, of a majority of the Outstanding Company Voting Securities immediately prior to such merger; or

            (v) a voluntary or involuntary liquidation of the Company; or

            (vi) a sale or disposition by the Company of at least 80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not involving a Change of Control or a change in control of such subsidiary).

      Transactions in which the Executive is part of the acquiring group do not constitute a Change of Control.

      (e) "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of 180 days.

      (f) Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, lists, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

10. Effect of Termination.

      (a) Termination Without Cause or for Good Reason or Upon the Company's Notice of Non-Renewal.

      In the event the Company terminates Executive's employment as the Company's Executive Vice President and Chief Scientific Officer without Cause pursuant to Section 9(a)(iv) hereof, Executive terminates his employment for Good Reason pursuant to Section 9(c) hereof, or the Company provides a notice of non-renewal of the Term under Section 2 hereof,

            (i) Executive shall receive cash payments equal to his annual Base Salary at the time of such termination;

            (ii) Executive shall receive a cash payment equal to the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable for the fiscal year which commences immediately following the date of termination;

            (iii) if Executive, and any spouse and/or dependents ("Family Members") has medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as
      amended, and all applicable regulations (referred to collectively as "COBRA")


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

      for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer;

            (iv) Executive shall receive cash payments equal to any unpaid Base Salary through the date of termination;

            (v) Executive shall receive a cash payment equal to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year during which termination occurs;

            (vi) all options to acquire shares in the Company held by the Executive which have not vested at the time of such termination of employment, will terminate as of the date of such termination of employment and will be of no further force or effect; provided however that (A) with respect to the Initial Options to purchase 100,000 shares which become exercisable on a five-year vesting schedule, a pro rated portion (based on the portion of the year between anniversaries of the Commencement Date during which Executive is employed by the Company) of the tranche of unvested options which were scheduled to vest on the anniversary of such Commencement Date immediately following the date of such termination shall vest, (B) with respect to the Initial Options to purchase 50,000 shares which become exercisable on the fifth anniversary of the Commencement Date, subject to acceleration upon the achievement of an annual net revenue milestone, a pro rated portion (based on number of full months elapsed following the Commencement Date to the date of termination divided by 60) shall vest as of the date of termination of employment, (C) with respect to all other option awards, a pro rated portion (based on that portion of the year between the prior vesting date or the award date and the next vesting date during which the Executive is employed by the Company) of those options scheduled to vest on the next vesting date shall vest; and (D) all of the options which are exercisable at the date of termination of employment shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments.

            (vii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination.

            (viii) All shares of restricted stock awarded to Executive under
      Section 4(g) shall fully vest.

      (b) Termination for Cause. In the event the Company terminates Executive's employment as the Company's Executive Vice President and Chief Scientific Officer for Cause pursuant to Section 9(a)(iii) hereof, (i) Executive shall be entitled to receive payment of his Base Salary through the date of termination,
(ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination, (iii) all options to acquire shares in the Company held by the Executive which have vested prior to the date of Executive's termination of employment shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments, (iv) all options granted to Executive that have not vested prior to the date of Executive's termination of employment will terminate as of the date of such termination and will be of no further force and effect; and (v) all shares of restricted stock awarded to Executive that have not vested prior to the date of Executive's termination of employment shall be forfeited.

      (c) Death. In the event Executive's employment with the Company is terminated as a result of Executive's death, (i) Executive's estate or Executive's duly designated beneficiaries shall be entitled to payment of his Base Salary through the date of Executive's death; (ii) Executive's estate or Executive's duly designated beneficiaries shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of death) for the fiscal year in which he dies; (iii) all options to acquire shares in the Company held by the Executive which have not vested at the time of Executive's death will continue to vest in accordance with their terms and shall remain exercisable (together with any options which had previously vested), until the earlier of (A) one year from the date of death and (B) the end of the remaining exercise term of such options; (iv) all shares of restricted stock


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

awarded to Executive shall fully vest; and (v) Executive's estate or Executive's duly designated beneficiaries shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's death. If Executive's Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse such Family Member for the total applicable premium cost for medical and dental coverage under COBRA for such Family Members for a period of up to twenty-four (24) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse such Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

      (d) Disability. Upon termination of Executive's employment as the Company's Executive Vice President and Chief Scientific Officer on account of Executive's disability pursuant to Section 9(a)(ii) hereof, (i) Executive shall be entitled to payment of his Base Salary through the commencement of long term disability payments to Executive under any plan provided or paid for by the Company, (ii) Executive shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which his employment is terminated, (iii) Executive shall be entitled to all compensation and benefits to which Executive is entitled pursuant to the Company's disability policies in effect as of the date of Executive's termination, (iv) all options to acquire shares of the Company held by the Executive which have not vested at the date of termination of employment will continue to vest in accordance with their terms, and shall remain exercisable (together with any options which had previously vested), until the earlier of
(A) one year from the date of such termination of Executive's employment and (B) the end of the remaining exercise term of such options, (v) all shares of restricted stock awarded to Executive shall fully vest; and (vi) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination. If Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse Executive and his Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

      (e) Voluntary Resignation or upon Executive's Notice of Non-Renewal. In the event Executive voluntarily terminates his employment with the Company, or the Executive's employment terminates following Executive having provided the Company with a notice of non-renewal of the Term under Section 2 hereof, (i) Executive shall be entitled to receive payment of his Base Salary through the date of termination, (ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination, (iii) all options to acquire shares of the Company held by the Executive which have vested prior to the date of such termination shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments, (iv) all options to acquire shares of the Company held by the Executive which have not vested prior to the date of such termination will terminate as of the date of such termination and will be of no further force and effect, and (v) all shares of restricted stock awarded to Executive that have not vested prior to the date of Executive's termination of employment shall be forfeited.

      (f) Termination without Cause or for Good Reason in Connection with a Change in Control. In the event the Company terminates Executive's employment as the Company's Executive Vice President and Chief Scientific Officer without Cause pursuant to Section 9(a)(iv) hereof or Executive terminates such employment for Good Reason pursuant to Section 9(c) hereof within the period which commences ninety (90) days before and ends one (1) year following a Change in Control, in lieu of the provisions of Section 10(a) or 10(e) above,

            (i) Executive shall receive cash payments equal to any unpaid Base Salary through the date of termination, plus an amount equal to the pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs;

            (ii) Executive shall receive cash payments equal to two (2) times the sum of the following:

                  (1) his Base Salary at the time of such termination and (2) the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which such termination occurs;

            (iii) if Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination and will continue to pay Executive an amount equal to such COBRA reimbursement during the eighteen (18) month period following such initial eighteen
                  (18) month period after such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer;

            (iv) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination.

      (g) All payments made to Executive under any of the subsections of this
Section 10 which are based upon Executive's salary or bonus shall be made at times and in a manner which is in accordance with the Company's standard payroll practices for senior management; provided that any such payments which are still owed to Executive under Section 10(f) hereof as of the second anniversary of the termination of Executive's employment under Section 10(f) hereof shall be paid to Executive within thirty (30) days after such second anniversary date.

      (h) If and when during the Term, the Company shall adopt (or amend) a severance plan generally applicable to its executive officers, which provides for payments and benefits upon certain events of termination of employment in connection with a change in control of the Company at levels that are greater than those provided herein under Section 10(f) (or provide in connection with a change in control of the Company, for lump sum or otherwise more accelerated payments than those provided for under Section 10(g)), then promptly following adoption (or amendment) of such a plan, the Company and Executive agree to negotiate in good faith an amendment to the provisions of Sections 10(f) and/or
(g) to provide Executive with comparable payments and benefits upon certain events of termination in connection with a change of control of the Company to those provided to other senior executive officers covered by such plan with the same line of reporting to the Chief Executive Officer as Executive. Notwithstanding the foregoing, it is understood that the Company may enter into individual contractual arrangements with other executives for benefits, and nothing herein shall require the Company to provide the same benefits or level of benefits to Employee.

      (i) Notwithstanding anything else herein to the contrary, Executive shall not be entitled to realize or receive any termination related benefits provided for in this Section 10, including, without limitation, all post-termination payments and the acceleration of option or restricted stock or restricted stock unit vesting schedules, unless Executive shall have executed and delivered to the Company a full release (reasonably satisfactory to the Company's counsel) of all claims against the Company and its affiliates, successors and assigns.

      (j) Notwithstanding anything stated in this Agreement to the contrary, if the amounts that are payable and the benefits that are provided to Executive under this Agreement either alone or together with other payments that Executive has a right to receive from the Company or any of its affiliates (the "Combined Amounts"), would constitute a "parachute payment" (as defined in Code Section 280G or any successor provision), the Combined Amounts shall be reduced, as necessary, to the largest amount as will result in no portion of the Combined Amounts being either not deductible as a result of Code Section 280G (or any successor provision) or subject to the excise tax imposed by Code Section 4999 (or any successor provision). The determination of any reduction in said amounts and benefits pursuant to the foregoing provision shall be made by the Company in good faith, and such determination shall be conclusive and binding on Executive; provided, however, that notwithstanding the foregoing,


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

the Company shall notify Executive, as soon as possible after the Termination Date (but in no event later than twenty (20) days prior to the payment date of the sums due under this Section 10) of the value attributed by the Company to the continuation of health benefits (or payments related thereto) and the value attributed by the Company to the acceleration of the vesting of options and restricted stockand/or restricted stock units, and Executive shall have the option to decline such benefits or the acceleration of the vesting of such options and restricted stock and/or restricted stock units in a notice to the Company given no later than ten (10) days prior to such payment date. If the Combined Amounts (after having accounted for the reduction by the Company described in the immediately preceding sentence) shall be disallowed in whole or part as a deductible expense in determining the income tax liability of the Company, Executive shall reimburse the company to the full extent of such disallowance. The Company's Board of Directors shall enforce this obligation to reimburse the Company immediately following such disallowance. The amounts provided to Executive under this Agreement in connection with a Change in Control, if any, shall be deemed allocated to such amounts and/or benefits to be paid and/or provided as the Company's Board of Directors in its sole discretion shall determine.

11. Effect of Change of Control. In the event of a Change of Control, in addition to any other consequences provided for in this Agreement,

      (a) all shares of restricted stock and restricted stock units awarded to Executive shall fully vest immediately prior to the Change of Control; and

      (b) all options to acquire shares of the Company held by the Executive shall become fully vested immediately prior to the effective date of the Change of Control. Executive shall have a reasonable opportunity to exercise all or any portion of such options prior to the effective date of the Change of Control, and any options not exercised prior to the effective date of the Change of Control shall terminate as of the effective date of the Change of Control and will be of no further force or effect. To the extent that this Section 11 is inconsistent with the provisions of the relevant plan and granting instruments under which such options were issued, the Company and Executive agree that such inconsistent provisions are hereby superceded and the provisions of this Section 11 shall govern.

12. Miscellaneous.

      (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

      (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

      (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

      (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

      (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, and provided that such assignment arises by operation of law or involves an express written assumption by the assignee, the Company shall be immediately released and discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

      (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

      (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Address for the Executive:

             Ulrich Grau, Ph.D.
             c/o Enzon Pharmaceuticals, Inc.
             685 Route 202/206
             Bridgewater, New Jersey 08807

Address for the Company:

             Enzon Pharmaceuticals, Inc.
             685 Route 202/206
             Bridgewater, New Jersey 08807
             Attn:  Vice President, Human Resources

Any party may change the address set forth above by notice to each other party given as provided herein.

      (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW JERSEY,

            WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

      (j) Resolution of Certain Claims - Injunctive Relief. The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5 through 8 and 9(f) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefore, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5 through 8 and 9(f).

      (k) Arbitration. Except as otherwise specifically provided for hereunder, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State of New Jersey in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute arising under this Agreement, the respective parties shall be responsible for the payment of their own legal fees and disbursements.

      (l) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

      (m) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement or any other agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive hereby agrees to indemnify and hold harmless the Company should the Company fail to withhold tax from any such payment from which tax is required to be withheld.

            IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

ENZON PHARMACEUTICALS, INC.


By: /s/ Arthur J. Higgins,
   -------------------------------------
   President and Chief Executive Officer


     /s/ Ulrich Grau, Ph.D.
----------------------------------------


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